Exhibit 16

April 1, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SouthWest Water Company (“the Company”) and, under the date of March 27, 2008, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006, and the effectiveness of internal control over financial reporting as of December31, 2007. On October 4, 2007, we were notified the auditor-client relationship with KPMG LLP would cease upon completion of the audits of the Company’s consolidated financial statements as of and for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, and the issuance of our reports thereon.  On March 27, 2008, we completed our audits and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A (Amendment No. 1) dated October 4, 2007, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee.

Very truly yours,

/s/ KPMG LLP